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The following is a transcript of a conference call held by Acusphere and its management regarding Acusphere's private financing and earnings release.

Acusphere Announces $21.5 Million Private Financing and Q2 Results

August 5, 2004 @ 5:30 pm (ET) CONFIDENTIAL

Presenters:

John Thero; Acusphere Inc.; Chief Financial Officer
Sherri Oberg; Acusphere Inc.; President and Chief Executive Officer

Operator: Good day ladies and gentlemen, and welcome to the Acusphere Q2 results conference call. My name is Jim and I will be your coordinator for today. At this time, all participants are in listen only mode. We will be facilitating a question-and-answer session towards the end of this conference call.

If at anytime during the call you require assistance, please press star followed by zero and an operator will be happy to assist you. I would now like to turn the presentation over to your host for today’s call. Please proceed.

John Thero: Welcome to Acusphere Inc.’s investor conference call to discuss our Q2 operating and financial results. I’m John Thero, Acusphere’s Chief Financial Officer and I am joined today by Sherri Oberg, Acusphere’s President and Chief Executive Officer.

In addition to discussing our Q2 results, an announcement of which was released earlier today, Sherri and I will speak to the terms and rationale for the private financing that we announced earlier this week. But before doing so, I need to emphasize that this call will include statements that are not historical and may be characterized as forward-looking statements within the meaning of the Safe Harbor provisions of Section 21 E of the Securities Exchange Act of 1934, including, without limitation, statements regarding;

•	AI-700 development and related milestones and clinical results;

•	regulatory filings;

•	cash requirements;

•	commercial potential for AI-700, HDDS, PDDS and related products;

•	build-out of our recently leased facility for commercial manufacturing; and

•	the second closing of our private financing;

Forward-looking statements may often be identified by such words as “we expect”, “we believe”, “we anticipate” or similar indications of future expectations. All such forward looking statements involve risks and uncertainties that could cause actual results to differ materially, including risks identified in the Company’s periodic filings with the U.S. Securities and Exchange Commission. The Company cautions listeners not to place undue reliance on any such forward-looking statements, which speak only as of today, August 5, 2004. The Company disclaims any obligations to update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which these statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward looking statements.

With that said I now turn the call over to Sherri Oberg.

Sherri Oberg: Thanks, John and hello everyone! Thank you for taking the time during a busy week of corporate announcements to join us on this call. There has been a lot of significant news for Acusphere since our Q1 conference call in May, so we have many things to talk about today! I’ll start with the background on our recently announced private financing and then update you on our operational developments. Afterwards, John will review the financial results for the quarter, the terms of the financing, after which we’ll open the call to questions.

As you saw earlier this week, Acusphere announced a two-tiered financing of $21.5 million which should give us the financial resources we need to fund the development program for our lead product candidate, AI-700, through 2005 and into 2006. It was gratifying for us to receive such positive feedback in terms of investor interest in this transaction, and we believe it is yet another important validation of our strategy and progress thus far.

As a reminder, AI-700 is an ultrasound contrast agent in Phase 3 clinical trials and is used to detect myocardial perfusion, which is a sensitive marker of coronary heart disease, the leading cause of death today in the United States. We have enrolled more than 100 patients in our Phase 3 program and plan to enroll 300 patients by the end of this year, as previously announced. We estimate that 9.5 million procedures are done each year in the United States alone to screen for coronary heart disease. Most of these screening procedures are done with nuclear stress, a test that costs $935 per procedure, takes about five hours and involves radioactivity. The work we have done to date, including the Phase 2 trial results that were published last month, all indicate that ultrasound with AI-700 compares favorably with nuclear stress. We believe that ultrasound with AI-700 would have many potential advantages over nuclear stress: ultrasound is half the cost, ultrasound could be done more quickly in only 30 minutes, ultrasound is more widely available and ultrasound is free of radioactivity.

We believe there is a big potential market for AI-700 and we are extremely enthusiastic about it! We want to push forward the development as aggressively as possible and minimize the possibility of funding constraints. As a result, we decided to capitalize on our recently published clinical results and our recently announced partnering news, to increase our financial resources to meet our expected needs through 2005 and into 2006. This positive momentum and our prospects for the future enabled us to successfully close this PIPE transaction in what was otherwise a very difficult financing environment. This transaction builds upon the momentum we have established in recent months.

•	In June, we announced encouraging Phase 1 results for our cancer drug, AI-850, at the American Society of Clinical Oncology. AI-850 is a Cremophor-free formulation of paclitaxel, the active ingredient in one of the leading cancer drugs, Taxol. In this Phase 1 trial, we demonstrated that AI-850 was tolerated as well as Taxol, that there was no need for the standard taxane premedications, and that we could shorten the infusion time from 3 hours to less than 30 minutes, even at doses of 250 mg/m2. Importantly, the trial provides human proof of concept of the capability of our HDDS technology to improve the formulation of hydrophobic drugs, or drugs that do not dissolve well in water.

•	In June, additional analysis regarding our Phase 2 results for our ultrasound contrast agent, AI-700 was presented at the American Society of Echocardiography. In this analysis, angiography served as the control. Angiography is considered the gold standard for diagnosing coronary heart disease but is regarded as too invasive and expensive to use as a screening procedure. The overall conclusion of the poster was, and I quote, “stress myocardial perfusion echo imaging with AI-700 performed favorably when compared with nuclear stress perfusion imaging in patients being evaluated for ischemic heart disease.”

•	These exciting clinical results were followed by the announcement earlier this month of our $70 million licensing agreement with Nycomed, a pan-European pharmaceutical company, for the European marketing rights to AI-700. Under that agreement, Nycomed agreed to provide Acusphere with up to $70 million in license fees, research payments and milestone payments, as well as royalties on sales, and manufacturing fees. Nycomed did extensive due diligence on our data and our plans because Nycomed plans for Acusphere to generate the clinical development and manufacturing data for the European regulatory submission. For our shareholders, we believe the Nycomed transaction provides added validation of our data and plans from a third-party with deep pharmaceutical experience. It also gives us credible access to the important European market, where we believe 1.5-2.0 million cardiac screening procedures are currently done each year.

•	We also have made progress on our manufacturing plans. At our last quarterly conference call we mentioned that we had successfully identified a number of potential manufacturing sites that could be more cost effective than our current contract manufacturer. Earlier this month, we announced that we had signed a lease for just over 58,000 square feet of manufacturing space in Tewksbury, Massachusetts. We believe that doing manufacturing close to our corporate headquarters in Massachusetts will increase our operational efficiencies as well as increase our control over our development timelines. In addition, the Tewksbury facility is large enough to allow room to expand our manufacturing capacity as required. Although we will be incurring significant expenses as part of building out our manufacturing facility, our expenses for 2004 will remain within our previously stated guidance of $30-35 million for 2004. We expect that the Tewksbury facility should be built out and operational on time for an NDA filing in the first half of 2006, our previously stated goal.

•	Looking to the future, we continue to be enthusiastic about the other applications of our porous microparticle technology. We plan to build our portfolio of products while controlling our burn rate by partnering with other pharmaceutical companies to reformulate their drugs with our technology. Until now, our business development group has been completely consumed with closing our European partnership for AI-700. This was an intensively competitive process with more than one potential partner progressing all the way to draft documents. Now that the transaction is completed our business development group can focus on identifying partners for our hydrophobic drug delivery system, or HDDS, and PDDS, which is our pulmonary drug delivery system.

With that, I’ll turn the floor over to John to review with you our financial results and the terms of the $21.5 million financing. After he is finished, we’ll open up the floor to Q&A.

John Thero:Thank you, Sherri.

Notable aspects of our Q2 financial results were as follows:

Consistent with the past, we did not report any operating revenues in Q2. However, as a result of fees received associated with our recently announced partnership with Nycomed, we anticipate that we will begin recognition of revenue in Q3. For those of you developing financial models, we advise that the up-front license fees will not be recognized as revenue in one lump-sum. Rather, we expect these cash receipts will be recognized as revenue ratably over a multi-year period.

Our operating expenses in Q2 2004 increased to $7.7MM compared to $4.5MM in the same quarter of last year, an increase of $3.2MM. Our operating expenses in Q1 of this year were $7.0MM, such that our Q2 expenses represent an increase of approximately $700K on a consecutive quarter basis. The Q2 2004 increase in operating expenses reflects planned increases in expenses for research and development and for general and administrative costs, partially offset by a decline in stock-based compensation.

Research and development expenses increased to $6.1MM in Q2 2004 from $3.1MM in Q2 of 2003, an increase of approximately $3.0MM, and from $5.5MM in Q1 of this year, an increase of approximately $600K. This year-to-year increase in R&D expenses resulted from a higher level of clinical activity and staffing in connection with our AI-700 Phase 3 clinical program, the pivotal phase of which started in December 2003. We anticipate that our R&D expenses will continue to increase in 2004 to support this key clinical program.

Our general and administrative expenses increased to $1.4MM in Q2 2004 from approximately $1.0MM in Q2 last year, an increase of approximately $400K. Our G&A expenses for this quarter were approximately $147K higher than in Q1 of 2004. The year-to-year increase in G&A expenses primarily resulted from various costs associated with operating as a public company and from increased levels of business development activities. We have not capitalized any costs, legal or otherwise, relating to entering into the partnership with Nycomed.

The final category of our operating expenses cover non-cash costs that we incur in connection with stock-based compensation. Our stock-based compensation costs decreased in Q2 2004 to $226K compared to $392K in Q2 2003. This variance resulted primarily from the timing of expenses for certain stock options granted in previous periods.

The amount that I have described, together with interest and other incomes of $118K, combined to result in a net loss available to common stockholders of $7.6MM, or $0.53 per share, in Q2 2004 compared to a net loss available to common stockholders of $5.4MM, or $5.81 per share, in Q2 2003. As of June 30, 2004, there were 14.3MM shares of common stock outstanding. I’ll remind you that the per share amount for Q2 2003, in accordance with GAAP, was calculated based upon the smaller number of common shares outstanding prior to our IPO.

As of June 30, 2004, before our recent equity financing and before the Nycomed partnership, our cash and cash equivalents totaled $38.8MM.

At the same time we had outstanding debt of $1.1 million, including $424K borrowed in the second quarter against the $8.0MM equipment financing facility available to us from GE Capital.

The $21.5 million equity financing that we announced this week consists of sales of newly issued shares of common stock to institutional and accredited investors. The first traunch of this financing, which totals approximately $17.9 in gross proceeds, was received by Acusphere and closed earlier this week. Investors in this financing have agreed to provide Acusphere with an additional $3.6 million in the second traunch, subject to shareholder approval as required under the marketplace rules of Nasdaq and subject to customary closing conditions.

The financing terms of the two traunches are identical and my remaining comments will refer to the financial impact of the two traunches combined.

The Company has sold, or has agreed to sell approximately 3.4 million shares of common stock in financing at $6.25 per share.

In addition, Acusphere is providing investors with warrants in this financing to purchase, on a pro rata basis, up to 688,000 additional shares of common stock. These warrants are exercisable over a 4 year period at a premium price of $8.50 per share. Effective a year and a half years after issuance, the Company can call the warrants for exercise in cash if our common stock trades (on a volume-weighted-average basis) at $17.00 a share or more. Such exercise would result in an additional $5.8MM in cash proceeds for the Company.

Following the completion of this financing, the Company expects to have approximately 17.8 million shares of common stock outstanding; this number increases to approximately 20.9 million shares assuming the exercise of all outstanding stock warrants and options and the exercise of all warrants expected to be issued in this financing. Of this total number of shares, 20% results from the completion of this financing.

Net proceeds from the financing are expected to be used primarily to fund the continued development program for AI-700. We also expect to use the proceeds for working capital and general corporate purposes.

In Sherri’s comments regarding why the timing was right for us to do this financing now, she mentioned that we wanted to ensure that we had adequate cash to execute our plans through the AI-700 clinical trials and into 2006 and that we wanted to take advantage of the momentum of our recent positive news, such as our partnering with Nycomed. To add further perspective to the financing risk that was addressed by doing this financing now, I want to add that we anticipate our combined R&D and G&A expenses to be in the range of $30-$35 million in 2004, or approximately $3 million on average per month. We will likely continue to operate at this level until our AI-700 Phase 3 trials are completed in 2005, after which we anticipate some reduction in our expenditure levels.

Our duty as managers is to ensure that we have sufficient resources to effectively operate the Company. We are not market timers. We cannot predict the condition of future financing environments. We believe that the considerable long-term upside valuation potential provided by having sufficient cash to execute our plans through the Phase 3 clinical trial far exceeds the immediate dilution created by this financing.

We welcome our new investors to our shareholder base and thank all of our investors for their on-going support. We will continue to work hard to reward all our shareholders through execution of our business plan, which is designed to increase the Company’s long-term value.

This concludes my remarks on Acusphere’s financial results. At this time, we would like to respond to your questions. I’ll turn the call over to the operator to begin the Q&A section.

Operator: Ladies and gentlemen, if you wish to ask a question, please press star followed by one on your touch-tone telephone. If your question has been answered or, you wish to withdraw your question, press star followed by two. Questions will be taken in the order received. Please press star one to begin.

We’ll pause a moment while we compile a list of questions. At this time, we do not have any questions. Again, ladies and gentlemen, if you wish to ask a question, please press star followed by one on your touch-tone telephone. There are no questions at this time.

John Thero: Tim, this is John. Operator?

Operator: Yes sir?

John Thero: We’ve had difficulty with the system once in the past, where people had been trying to ask questions and they weren’t able to get through. Are you certain? I know there’s a number of people on the line that, you know, — they are regular question askers, so I’m surprised that they’re not asking. It could be true, but if you could just double-check that they are in fact not able to get through.

Operator: Yes sir. Again, ladies and gentlemen, if you’d like to ask a question please press star followed by one on your touch-tone telephone. You have no questions at this time sir.

John Thero: OK. Thank you. To the extent that anybody does have any questions and, if you weren’t able to get through and want to follow up with us later, please don’t hesitate to do so. I thank you for joining us today for a discussion of our recent developments, and we look very much forward to speaking with you soon. Have a good evening. Bye.

Operator: Thank you for your participation in today’s conference call. This concludes the presentation. You may now disconnect. Have a good day.

Additional Information

In connection with the private placement, Acusphere plans to file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”) relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders. STOCKHOLDERS OF ACUSPHERE ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Investor Relations, Acusphere, Inc., 500 Arsenal Street, Watertown, MA 02472 (Telephone: (617) 925-3444). Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Acusphere, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Acusphere with the SEC.

FORWARD LOOKING STATEMENTS
Except for historical information contained herein, statements contained in this conference call script may constitute “forward looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the private placement may not be consummated in a timely manner, if at all, and other risks concerning Acusphere and its operations that are detailed in Acusphere’s periodic filings with the SEC, copies of which may be accessed through the SEC’s web site at www.sec.gov.